Exhibit 2.01

             PLAN OF LIQUIDATION AND DISSOLUTION

                             OF

               CUMBERLAND HEALTHCARE, L.P. I-A


     1. Scope of Plan. This Plan of Liquidation and Dissolution ("Plan") provides for the complete liquidation and dissolution of Cumberland Healthcare, L.P. I-A, a Delaware limited partnership ("Partnership"), by providing for (a) the sale or other disposition of all of the assets of Partnership in an orderly liquidation and winding-up of the business of the Partnership, (b) the dissolution of Partnership in accordance with Delaware Limited Partnership Law and (c) distribution to its partners of the net cash proceeds or other assets (after payment of liabilities and expenses) to be realized from the sales or other dispositions of its assets in complete cancellation of each partner's partnership interest. The liquidation, dissolution and distributions shall be accomplished in the manner stated in this Plan.

     2. Adoption of Plan by Partners. The General Partner has determined that the Plan is advisable for the Partnership and has submitted it to the Limited Partners for their consent in accordance with Section 16.5 of the Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"). The Plan shall be adopted and shall become effective upon the receipt by the Partnership of the approval to, and consent of, Limited Partners who hold a majority of the Limited Partner's Units to dissolve, liquidate, and terminate the Partnership in accordance with the Plan and the Limited Partnership Agreement.

     3. Sale of Assets. Following the approval of, and consent to, the Plan by the Limited Partners, the General Partner shall cause the Partnership to sell, convey, transfer and deliver or otherwise dispose of all of its assets, as follows:

          (a) The General Partner shall negotiate the sale, conveyance, transfer and delivery or other disposition of each of the real properties of Partnership. The properties of Partnership may be sold or otherwise disposed of individually, together as a whole or in discrete groups to any one or more buyers, as the General Partner shall deem advisable, in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof.

          (b) The General Partner shall negotiate the sale, conveyance, transfer and delivery or other disposition of all personal property and other assets of Partnership in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof, consistent with the orderly disposition of Partnership's real properties under this Plan.

     4. Payment of and Reserve for Liabilities. After the closing of any sale or other disposition of any real property or other assets of Partnership, the General Partner shall pay, or shall make adequate provision for payment of, all known liabilities of Partnership (including expenses of the sale) which are attributable to such real property or other assets and which are not assumed by the buyer thereof. The General Partner shall set aside from the cash or other proceeds of any sale or other disposition of any real property or other assets such additional amount as it determines to be reasonably necessary for payment of other known liabilities or expenses and unknown, unascertained or contingent liabilities or expenses of Partnership.

     5. Investment of Cash Proceeds. The cash proceeds of the sale or other disposition of the real properties and personal property assets of the Partnership, if any, shall, pending any liquidating distributions, be invested by the General Partner in such manner as the General Partner deems appropriate, in its sole discretion; provided, however, that any such proceeds will be invested by the General Partner in such manner that Partnership will not be deemed an investment company under, and for the purposes of, the Investment Company Act of 1940.

     6. Subsequent Sale of Non-Cash Proceeds. If and when the real properties and personal property assets of the Partnership are disposed of under this Plan in exchange for one or more promissory notes or stock, the General Partner, in its sole discretion, may sell all or a portion of such non-cash proceeds in exchange for cash, on such terms and conditions as shall be negotiated by the General Partner. The General Partner shall not be required to cause the sale of such non-cash proceeds and may, in its sole discretion, direct the distribution in kind of all or a portion of such non-cash proceeds to the Partners of the Partnership, in accordance with Section 7 of this Plan.

     7. Liquidation Distributions. The cash proceeds or other assets realized from the sale or other disposition of real properties and other assets of Partnership, and any interest or other return thereon, shall be distributed to the Partners of Partnership at such times and in such amounts as shall be determined by the General Partner, in its sole discretion, in accordance with the Limited Partnership Agreement. Any liquidating distributions shall be made through the agency of Gemysis, Partnership's transfer agent, or such other agent as may be selected by the General Partner ("Transfer Agent"). At such time as the General Partner determines that any liquidating distribution shall be made to the Partners, the General Partner shall cause the Partnership to deposit with the Transfer Agent the aggregate amount of funds or other assets to be distributed to Partners as a liquidating distribution. For the purpose of making any liquidating distribution to the Partners, the General Partner shall set a record date for determining the Partners entitled to receive such liquidating distribution (any such date to be a "Distribution Record Date"), and the Transfer Agent shall distribute all funds or other assets deposited with it for such purpose to the Partners of record on any such Distribution Record Date ("Eligible Partners").

     The liquidating distributions shall be in complete liquidation of all of the outstanding partnership interests of Partnership. At such time as Partnership makes the Final Liquidating Distribution (as defined herein) to the Eligible Partners, all of the partnership interests shall be deemed cancelled.

     8. Unlocated Eligible Partners. If any funds or other assets deposited with the Transfer Agent for distribution to Eligible Partners are not distributed because one or more Eligible Partners cannot be located, such undistributed funds or other assets shall be held by the Transfer Agent for a period not less than three (3) years from the date Partnership provides the notice to Partners in accordance with Paragraph 9(d). Such undistributed funds or other assets shall be held by the Transfer Agent solely for the benefit of, and ultimate distribution to, the Eligible Partners entitled to receive such funds or other assets, who shall constitute the sole equitable owners thereof. Upon expiration of this three (3) year term, if there are still funds or other assets held by the Transfer Agent because the Transfer Agent becomes unable to locate any other Eligible Partners, Partnership shall direct the Transfer Agent to transfer any such funds or other assets to the state official, trustee or other person authorized by law to receive distributions for the benefit of unlocated Eligible Partners.

     9. Cancellation. At such time as the General Partner of the Partnership shall determine, in its sole discretion, the Partnership shall (a) provide notice of Cancellation to all its employees and its known creditors at their address shown on the records of the corporation not less than 30 days prior to the filing of the Certificate of Cancellation as required by the Delaware Limited Partnership Law, (b) cause Certificate of Cancellation to be prepared, executed and filed with the State of Delaware, (c) cause any documentation required by federal or state tax authorities to be obtained, prepared, executed and filed, (d) after the filing of Certificate of Cancellation, provide notice of any liquidation distribution to Partners other than the Final Liquidating Distribution or if no such liquidation distributions are to occur, notice of the filing of Certificate of Cancellation, to each Partner of the Partnership by mail at his address as it appears on the records of the Partnership and (e) withdraw its ability to do business as a foreign limited partnership in any states in which it presently has such authority.

     10. Power of General Partner. The General Partner shall have authority to do or authorize any and all acts as provided for in this Plan and any and all such further acts and things as it may consider desirable to carry out the purposes of this Plan, including the execution and filing of all such certificates, documents, tax returns and other documents which may be necessary or appropriate to implement the Plan. The General Partner may undertake any and all actions, including compromising claims and liabilities against or of the Partnership, as may be necessary or appropriate to effectuate the complete liquidation, cancellation and termination of existence of Partnership and the distribution of its assets to the Eligible Partners in accordance with the laws of the State of Delaware.

     11. Amendments. The General Partner of Partnership may not modify or amend the Plan without further action by the Limited Partners. Prior to the filing of Certificates of Cancellation, the General Partner may abandon the Plan only with the further approval of the Limited Partners.

     12. Indemnification/Insurance. The General Partner shall have the power and authority after the effective date of this Plan to purchase and/or continue and maintain insurance as it deems necessary to cover Partnership's indemnification obligations, including insurance which shall remain in effect subsequent to the Cancellation of Partnership in accordance with Paragraph 9. All indemnification agreements to which the Partnership is a party shall remain in full force and effect after the effective date of this Plan.

     1. Costs. Without limiting the authority of the General Partner to authorize the payment of Partnership's expenses, the General Partner is authorized, empowered and directed to pay any and all fees and expenses incurred by Partnership in connection with the Plan and the sale of assets and liquidating distributions contemplated thereunder, including, but not limited to, all legal, accounting, printing, appraisal and other fees and expenses of persons rendering services to the Partnership.

    Exhibits:   None